EXHIBIT 10.76
CONSULTING AGREEMENT
     This Consulting Agreement, dated as of February 24, 2009 (the “Consulting Agreement”) for consulting services to be provided by Patrick J. Haveron (the “Consultant”) to Tower Group, Inc., its parent, subsidiary and affiliated corporations, and their respective successors and assigns (collectively, “Tower”).
     1. The term of this Consulting Agreement will be for a period of six (6) months beginning on March 2, 2009 and ending on August 28, 2009 (the “Term”). Notwithstanding anything to the contrary in this Consulting Agreement, this Consulting Agreement will be signed contemporaneously with the Separation Agreement between Consultant and Tower dated the date hereof (the “Separation Agreement”), and this Consulting Agreement will not become effective unless and until Consultant has signed and has not revoked (as set forth in paragraph 16 of the Separation Agreement) the Separation Agreement.
     2. During the Term, Consultant will, as an independent contractor, provide such consulting services and make himself reasonably available for such projects and meetings in connection therewith, during normal business hours, as Tower shall from time to time request, subject to Consultant’s other employment and consultancies and other business pursuits and activities. Tower and Consultant agree and acknowledge that the level of services reasonably anticipated to be performed by Consultant is 20 percent or less of the average level of services performed by Consultant during the 24-month period immediately preceding February 27, 2009.
     3. As consideration for the provision of the consulting services, Tower will pay to Consultant the aggregate sum of $85,000.00, payable in two equal installments on or before March 2, 2009 (or, if later, on the date this Consulting Agreement becomes effective as provided in paragraph 1) and August 28, 2009.
     4. Nothing in this Consulting Agreement shall be construed as creating any partnership, joint venture or agency between Tower and Consultant. The parties expressly agree and acknowledge that Consultant shall act solely as an independent contractor hereunder and, as such, is not authorized to represent or bind Tower to third parties. Consultant agrees that he will not, without the prior written consent of Tower in each instance, (1) send any written or electronic correspondence on behalf of Tower, or any affiliate of Tower, or any employee of Tower, or use any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Tower or its affiliates, or (2) represent, directly or indirectly, that Consultant has any authority to act for or on behalf of Tower. Tower shall issue a form 1099 with respect to the payment made pursuant to paragraph 3 of this Consulting Agreement. Neither federal, state, nor local taxes of any kind shall be withheld or paid by Tower on behalf of Consultant in connection with the payment made by Tower under paragraph 3 hereof. Consultant shall be responsible for determining the amounts of and making all such payments. Consultant shall indemnify, defend and hold Tower, its officers, directors, agents, employees, contractors and shareholders harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or relating to the foregoing responsibilities of Consultant.
     5. Tower shall indemnify, defend and hold Consultant and his successors, assigns, heirs, executors, administrators and legal representatives harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or relating to (a) the foregoing responsibilities of Consultant, except to the extent Consultant has acted with gross negligence or willful misconduct, and (b) any breach by Tower of its obligations under paragraph 3.
     6. Consultant is not an employee of Tower and, except as expressly provided in the Separation Agreement, is not entitled to participate in any of Tower’s employee benefit plans including, but not limited to, any retirement, pension, profit sharing, group insurance, health insurance or similar plans that have been or may be instituted by Tower for the benefit of its employees. Tower will reimburse Consultant for all reasonable expenses incurred by Consultant and approved in advance by Tower, upon the receipt by Tower of appropriate supporting documentation acceptable to Tower, in connection with Consultant’s performance of consulting services hereunder. For purposes of satisfying Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), (i) all reimbursement payments, if any, shall in all events be made no later than the end of the calendar year following the calendar year in which the applicable expense is incurred, (ii) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (iii) the right to reimbursement under this paragraph 6 is not subject to liquidation or exchange for another benefit.
     7. All proposals, research, records, reports, recommendations, manuals, findings, evaluations, forms, reviews, information, data and written materials originated or prepared by Consultant for and in the performance of the consulting services hereunder shall become the exclusive property of Tower, and shall be considered to be works for hire belonging to Tower, and Consultant shall relinquish and hereby assigns any and all right, title, and interest in and to such material to Tower. Consultant agrees to execute any and all documents prepared by Tower and to do any and all other lawful acts as may be required by Tower to establish, document and protect such rights of Tower.
     8. Consultant agrees not to disclose (except for the purpose of performing his responsibilities under this Consulting Agreement), nor use for Consultant’s benefit or the benefit of any other person or entity, any information received from Tower which is confidential or proprietary and (i) has not been disclosed publicly by Tower, (ii) is not otherwise a matter of public knowledge or (iii) is a matter of public knowledge but which Consultant knows or has reason to know became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include but not be limited to information the unauthorized disclosure or use of which would reduce the value of such information to Tower. Such information includes, without limitation, Tower’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of Tower, information concerning Tower’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by Tower, securities positions, or current or prospective transactions or business of Tower. Consultant hereby confirms that on or, immediately upon Tower’s request, at any time prior to the conclusion of the Term, Consultant will deliver to Tower and retain no copies of any written materials, records and documents (including those that are electronically stored) made by Consultant or coming into Consultant’s possession during the Term which contain or refer to any such proprietary or confidential information. Consultant further confirms that on or, immediately upon Tower’s request, at any time prior to the conclusion of the Term, Consultant will deliver to Tower any and all property and equipment of Tower, which is in Consultant’s possession, but excluding Consultant’s laptop computer.
     9. Except for matters covered under paragraphs 7 or 8 hereof, in the event of any dispute or difference between Tower and Consultant with respect to the subject matter of this Consulting Agreement and the enforcement of rights hereunder, either Consultant or Tower may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association upon the application of Consultant or Tower. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator or arbitrators may be sought in any court of competent jurisdiction. The arbitrator or arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Consulting Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in New York, New York.
     10. If any of the provisions, terms or clauses of this Consulting Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Consulting Agreement shall remain valid and binding upon both parties.
     11. All notices and other communications hereunder shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, or postage prepaid or personally delivered (including delivery by overnight couriers such as Federal Express), addressed as follows:
If to Tower:
Tower Group, Inc.
120 Broadway, 14th Floor
New York, NY 10271-1699
Attention: General Counsel
If to Consultant:
Patrick J. Haveron
147 Fernwood Drive
Old Tappan, New Jersey 07675

Each party hereto may designate in writing a new address to which any notice or other communication may thereafter be so given, served or sent. Each notice or other communication that shall be mailed in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.
     12. This Consulting Agreement may not be assigned, transferred or subcontracted, in whole or in part, by Consultant.
     13. This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.
     14. This Consulting Agreement and the Separation Agreement set forth the entire understanding of the parties hereto relating to the retention of Consultant by Tower, and all other previous and contemporaneous understandings and agreements relating to the retention of Consultant by Tower, whether written, oral or electronic, are hereby superseded. None of the terms or provisions hereof shall be modified or waived, and this Consulting Agreement may not be amended or terminated, except by a written instrument signed by the party against which modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be construed as a waiver of any other provision and the fact that an obligation is waived for a period of time shall not be considered to be a continuous waiver.
     15. This Consulting Agreement may be executed in counterparts and both counterparts so executed shall constitute one agreement, binding on the parties hereto.
     16. This Consulting Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent.
     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first set forth above.

/s/ Patrick J. Haveron
Patrick J. Haveron

TOWER GROUP, INC.
By:	/s/ Elliot S. Orol
Authorized Officer